Exhibit 4.2

DRAGONWAVE INC.

Fifth Amended and Restated Key Employee Stock Option Plan

(as adopted and effective on April 3, 2000 and amended and restated on
May 27, 2002, November 10, 2003, June 20, 2005, March 23, 2007 and May 6, 2010)

DRAGONWAVE INC.

FIFTH AMENDED AND RESTATED KEY EMPLOYEE STOCK OPTION PLAN

(as adopted and effective on April 3, 2000 and amended and restated
on May 27, 2002 on November 10, 2003, June 20, 2005, March 23, 2007 and May 6, 2010)

ARTICLE ONE:
GENERAL PROVISIONS

1.1                                                                                 Definitions.  In the Plan:

(a)                                  “Acquirer” means the successor to all or substantially all of the assets or capital shares of the Corporation, or any other successor of the business of the Corporation as determined by the Board, in either case pursuant to a Corporate Event, and includes the affiliated entities of any such successor;

(b)                                 “Black Out Period” means a period during which a Participant is prohibited by the Corporation from exercising Options pursuant to the Corporation’s Insider Trading Policy, as in effect from time to time;

(c)                                  “Board” means the board of directors of the Corporation;

(d)                                 “Code” means the United States Internal Revenue Code of 1986, as amended, and applicable regulations promulgated thereunder;

(e)                                  “Compensation Committee” means the compensation committee of the Board;

(f)                                    “Consultant” means:

(i)                                     a person who: (A.) is engaged to provide services to the Corporation or a Related Entity, other than services provided in relation to a distribution (as such term is defined in the Securities Act); (B.) provides the services under a written contract with the Corporation or a Related Entity; and (C.) in the reasonable opinion of the Plan Administrator, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Related Entity, and includes, for an individual Consultant, a Consultant Company or Consultant Partnership of such individual; and

(ii)                                  any person who is not a resident of Canada who is designated by the Plan Administrator as a Consultant having regard to applicable securities laws;

(g)                                 “Consultant Company” means, for an individual consultant, a company of which the individual consultant is an employee or shareholder;

(h)                                 “Consultant Partnership” means, for an individual consultant, a partnership of which the individual consultant is an employee or partner;

(i)                                     “Corporate Event” means: (i) a merger, amalgamation, consolidation, reorganization or arrangement of the Corporation with or into another corporation (other than a merger, amalgamation, consolidation, reorganization or arrangement of the Corporation with one or more of its Related Entities); (ii) a tender offer for all or substantially all of the outstanding

Shares; (iii) the sale of all or substantially all of the assets of the Corporation; or (iv) any other acquisition of the business of the Corporation as determined by the Board;

(j)                                     “Corporation” means DragonWave Inc., a corporation incorporated under the Canada Business Corporations Act, and includes any successor corporation thereto;

(k)                                  “Date of Grant” means the date specified by the Board as the date of grant of an Option, such date not to be earlier than the date such grant is approved by the Board;

(l)                                     “Director” means a member of the Board or a member of the board of directors of a Related Entity;

(m)                               “Employee” means a person employed by the Corporation or a Related Entity, and, with respect to the grant of any Incentive Stock Option, who is an employee for the purposes of Section 422 of the Code;

(n)                                 “Equity Award” means any Option, restricted stock, deferred stock unit or other equity granted pursuant to the Plan or otherwise, to a Non-Executive Director in his capacity as such, other than equity granted or taken in lieu of cash fees;

(o)                                 “Executive Officer” has the meaning ascribed to the term “executive officer” in NI 45-106;

(p)                                 “Incentive Stock Option” means an Option that is labelled or described as an Incentive Stock Option and which qualifies as an Incentive Stock Option within the meaning of Section 422(b) of the Code;

(q)                                 “Insider” has the meaning set forth in the Securities Act, but excludes a director or senior officer of a Related Entity unless such director or senior officer:  (a) in the ordinary course receives or has access to material facts or material changes concerning the Corporation before the material facts or material changes are generally disclosed; (b) is a director or senior officer of a major subsidiary (as such term is defined under applicable securities laws) of the Corporation; or (c) is an insider of the Corporation (within the meaning of the Securities Act) in a capacity other than as a director or senior officer of a Related Entity;

(r)                                    “IPO” means the Corporation’s initial public offering on the TSX;

(s)                                  “NI 45-106” means National Instrument 45-106 — Prospectus and Registration Exemptions, promulgated under the Securities Act, as such instrument may be amended from time to time, or any successor instrument thereto;

(t)                                    “Non-Executive Director” means any Director who is not also an employee of the Corporation or an employee of a Related Entity;

(u)                                 “Non-Statutory Stock Option” means an Option granted to a Participant who is a resident of the United States which is not intended to be or does not qualify as an Incentive Stock Option;

(v)                                 “Officer” means an Executive Officer of the Corporation or a Related Entity duly appointed by the Board or the board of directors of a Related Entity, as applicable;

(w)                               “Option” means a contract complying with the provisions of the Plan between the Corporation and a Participant pursuant to which the Participant has a right to subscribe for unissued Shares, and includes an Incentive Stock Option and a Non-Statutory Stock Option;

(x)                                   “Option Agreement” has the meaning set forth in Section 2.3 below;

(y)                                 “Optioned Shares” means Shares subject to issuance pursuant to an Option;

(z)                                   “Outstanding Issue” means the number of Shares outstanding on a non-diluted basis immediately prior to the issuance in question; excluding, for the purposes of Section 1.6(a)(i), Shares issued by the Corporation as or under Share Compensation Arrangements (including the Plan) during the preceding one (1) year period;

(aa)                            “Participant” means a Consultant, Officer, Director or Employee, or former Consultant, Officer, Director or Employee who continues to hold an Option;

(bb)                          “Plan” means this Fifth Amended and Restated Key Employee Stock Option Plan, as the same may be amended from time to time;

(cc)                            “Plan Administrator” means the Compensation Committee, or if a Compensation Committee is not appointed, the Board, in either case acting in the capacity as administrator of the Plan;

(dd)                          “Related Entity” has the meaning ascribed to the term “related entity” in NI 45-106;

(ee)                            “Restricted Stock” means Shares issued as “Restricted Stock” pursuant to the “Stock Issuance Program” in previous iterations of the Plan;

(ff)                                “Securities Act” means the Securities Act (Ontario), as the same may be amended from time to time;

(gg)                          “Service Termination Date” means:

(i)                                     in the event of the death of a Participant who is a natural person, the date of such death;

(ii)                                  in the event of a termination with or without cause by the Corporation or a Related Entity (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), of the employment of a Participant who is an Officer or Employee, the date that actual notice of termination or dismissal is given by the Corporation to the Participant (without reference to a “notice period” or “severance period” or any other period after the date that actual notice of termination is given) as determined by the Plan Administrator;

(iii)                               in the event of the voluntary resignation of a Participant who is a an Officer, Employee or Director from his or her employment or term of office, the date of such resignation;

(iv)                              in the event of the termination by the Corporation or a Related Entity of the term of office of a Participant who is a Director (other than a Director who is also an Officer), the date of the Participant’s last day of service as a director;

(v)                                 in the event of the termination of the consulting agreement or arrangement of a Participant who is a Consultant, the last day of the Consultant’s service to the Corporation as a Consultant (whether or not the termination of the Participant’s consulting agreement or arrangement is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement) as determined by the Plan Administrator; or

(vi)                              in the event of the termination of the Participant’s service as a Consultant, Officer, Director or Employee for any reason not listed above (including the retirement or disability of the Participant), the date of such termination of service as determined by the Plan Administrator;

(hh)                          “Share Compensation Arrangement” means a plan or program established or maintained by the Corporation providing for the acquisition of securities of the Corporation by persons described in the definition of “Participant” as compensation or as an incentive or benefit for services provided by such persons, and including all “security based compensation arrangements” as such term is used in the TSX Company Manual;

(ii)                                  “Shareholder Approval” has the meaning set forth in Section 3.3;

(jj)                                  “Shareholder Approval Date” means June 15, 2010 or such other date that the calculation of the maximum number of Shares issuable under the Plan as provided in Section 1.4 is approved by the shareholders of the Corporation at a duly constituted meeting as required by the rules of the TSX;

(kk)                            “Shares” means the Common Shares without nominal or par value in the capital of the Corporation, and, in the event of an adjustment contemplated by Section 1.9 hereof, such other shares or securities to which a Participant may be entitled as a result of such adjustment;

(ll)                                  “Ten Percent Shareholder Participant” means a Participant to whom an Incentive Stock Option is granted pursuant to the provisions of the Plan who is, on the date of the grant, the owner of stock (as determined under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or its parent, if any, or its subsidiary corporations (as defined in Code Section 424(e)); and

(mm)                      “TSX” means the Toronto Stock Exchange.

1.2                                 Amendment and Restatement.  The DragonWave Inc. Fourth Amended and Restated Key Employee Stock Option/Stock Issuance Plan is hereby amended and restated in the form hereof effective as of and from the Shareholder Approval Date.

1.3                                 Purpose.  The purpose of the Plan is to provide Consultants, Officers, Directors and Employees with a proprietary interest in the Corporation in order to:

(a)                                  increase the interest in the Corporation’s welfare of those individuals who share primary responsibility for the management, growth and protection of the business of the Corporation;

(b)                                 furnish an incentive to such individuals to continue providing their services to the Corporation and its Related Entities; and

(c)                                  provide a means through which the Corporation and its Related Entities may attract qualified persons to engage as Consultants, Officers, Directors and Employees.

1.4                                 Shares Subject to the Plan.  The Shares subject to Options under the Plan shall be authorized but unissued Shares.  The maximum aggregate number of Shares issuable, calculated from the Shareholder Approval Date, pursuant to the terms of the Plan shall be equal to ten percent (10%) of the number of issued and outstanding Shares from time to time, provided that Shares which by reason of the expiration, cancellation or termination of an unexercised Option are no longer subject to purchase pursuant to an Option granted under the Plan shall be returned to the pool of Shares issuable hereunder and may be made subject to additional Options granted pursuant to the Plan.

For greater certainty, the maximum aggregate number of Shares issuable pursuant to the Plan shall not be decreased by: (i) the number of Shares issued pursuant to any Options exercised prior to the Shareholder Approval Date; or (ii) the number of Shares issued as Restricted Stock prior to the Shareholder Approval Date.

1.5                                 Administration.  The Plan shall be administered by the Plan Administrator.  No Director shall take any action with respect to Options granted to such Director.  The Corporation shall pay all costs associated with the administration of the Plan.  The Plan Administrator shall have full and final authority in its discretion, but subject to the provisions of the Plan:

(a)                                  to determine from time to time the individuals to whom Options shall be granted;

(b)                                 to determine the number of Shares to be covered by each Option;

(c)                                  subject to Section 1.8 below, to determine the time or times at which Options shall be granted and shall vest and/or become exercisable;

(d)                                 to designate Options as Incentive Stock Options or Non-Statutory Options, as applicable; and

(e)                                  to make all other determinations with regard to the Option Grant Program and the grant of Options, and the terms and conditions of such Options, permitted pursuant to the Plan;

(f)                                    to interpret the Plan;

(g)                                 to make, amend and rescind rules and regulations relating to the Plan;

(h)                                 to determine the terms and provisions of the instruments by which Options shall be evidenced and Shares shall be issued;  and

(i)                                     to make all other determinations necessary or advisable for the administration of the Plan.

Notwithstanding the foregoing, no amendment to the Plan that materially and adversely affects the rights and privileges pursuant to the terms of the Plan of any Option granted or Shares issued under the Plan may be effected without the consent, in writing, of the affected Participant (provided, that, amendments to the Plan referred to in Article 4, Section 3.3(a), (c), (d), (e), (h), (i) and (j) shall be deemed to not materially or adversely amend such rights and privileges).

The Plan Administrator may act upon recommendations received from senior management of the Corporation.

Subject to obtaining the prior approval of the TSX if required by the rules, regulations and policies of the TSX, nothing contained in the Plan or any Option shall be construed in any way so as to prevent the Corporation or any Related Entity from taking any corporate action that is deemed by the Corporation or the Related Entity to be appropriate or in its best interest, even if such action would have an adverse effect on the Plan.

No member of the Board, and no member of the compensation committee appointed as Plan Administrator, shall be liable for any action or determination relating to or under the Plan made in good faith.  All decisions made by the Plan Administrator shall be made in the Plan Administrator’s sole discretion (but in accordance with the terms and provisions of the Plan) and shall be final and binding on all persons having or claiming any interest in the Plan or in any Option.

1.6                                 Restrictions.

(a)                                  No Option shall be granted at any time to any Insider if such Option, together with all of the Corporation’s previously established or proposed Share Compensation Arrangements, including the Plan, could result, at any time, in:

(i)                                     the number of Shares issued to Insiders pursuant to the Plan, together with all of such other Share Compensation Arrangements, within any one (1) year period exceeding ten percent (10%) of the Outstanding Issue; or

(ii)                                  the number of Shares issuable to Insiders at any time pursuant to the Plan and all such other Share Compensation Arrangements exceeding ten percent (10%) of the Outstanding Issue.

(b)                                 No fractional Shares may be purchased or issued under the Plan.

1.7                                 Pricing of Optioned Shares.  The purchase price of Shares subject to Options granted pursuant to the Plan shall be determined by the Plan Administrator on the Date of Grant, as follows:

(a)                                  the purchase price of Shares subject to an Option granted under the Plan shall, subject to any other requirement of the TSX and any other stock exchange or market on which the Shares are then listed or admitted, be equal to at least the volume weighted average trading price for a Share (calculated by dividing the total value of Shares traded by the total volume of Shares traded for the relevant period) as quoted on such exchange or market (or, if such Shares are listed on more than one exchange or market, the exchange or market where the majority of the trading volume and value of the Shares occurs) for the five (5) market trading days immediately prior to the Date of Grant; and

(b)                                 notwithstanding sub-section (a) above, the purchase price of Shares subject to an Incentive Stock Option granted under the Plan to a Ten Percent Shareholder Participant shall be not less than 110% of the fair market value of the Shares on the Date of Grant as determined in good faith by the Board at the Date of Grant.

1.8                                 Vesting.  Unless otherwise approved by the Board, and subject to any earlier termination of the Options as provided in the Plan, all Options granted under the Plan shall vest, as to twenty-five percent (25%) of the Optioned Shares, on the one-year anniversary of the Date of Grant, and thereafter, 1/36th of the remaining Optioned Shares shall vest at the end of each month, such that all Optioned Shares subject to issuance pursuant to the Option shall be vested on that date which is four (4) years after the Date of Grant.

1.9                                 Adjustments.  Subject to Section 1.4, the Plan Administrator may adjust the number and kind of Shares available for grants of Options, and the number and kind of Shares subject to outstanding Options and the exercise price of Options granted hereunder, to effect a change in capitalization of the Corporation, such as a stock dividend, stock split, reverse stock split, share combination, exchange of shares, merger, consolidation, reorganization, liquidation, or the like, of or by the Corporation.

1.10                           Changes in Service.  Notwithstanding any other term or provision of this Plan, unless the Plan Administrator, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment or office or consulting arrangement within or among the Corporation or a Related Entity for so long as the Participant continues to be a Consultant, Officer, Director or Employee of the Corporation or a Related Entity.

1.11                           Lock-up.  If requested in writing by the Corporation or any underwriter of the securities of the Corporation, each Participant shall agree not to sell or otherwise transfer or dispose of the Shares held by the Participant (including any Shares issued as Restricted Stock) for a period not to exceed 180 days following the effective date of a registration statement or receipt date of a (final) prospectus of the Corporation and, at the Corporation or such underwriter’s request, shall sign a lock-up agreement to such effect.

ARTICLE TWO:
STOCK OPTION TERMS

2.1                                 Stock Option Program Restrictions.  No Option shall extend for a period of more than seven (7) years from the Date of Grant, provided that Options granted prior to June 15, 2010 shall expire, subject to accelerated terms as provided for in this Plan, in accordance with the terms of such Option and the applicable Option Agreement as approved by the Board.  No Incentive Stock Option may be granted after ten (10) years from the Shareholder Approval Date.  Unless otherwise approved by the Board, the term and expiry date of any Option granted after the date of this Plan shall be five (5) years from Date of Grant of such Option.

2.2                                 Participants.

(a)                                  Subject to clause (b) and (c) below, the Plan Administrator may, from time to time, select particular Consultants, Officers, Directors and Employees to whom Options are to be granted or issued, and upon the grant or issuance of such Options, the selected individuals shall become Participants under the Plan.

(b)                                 Grants of Options to Non-Executive Directors in their capacity as such shall be limited for each Non-Executive Director to a grant in each fiscal year of the Corporation of Options with an award value, together with any other Equity Award in that fiscal year, not exceeding Cdn.$100,000, calculated using the Black-Scholes methodology or, in the discretion of the Committee, such other methodology as may be prescribed under generally accepted accounting principles, at the Date of Grant.

(c)                                  In addition to the limit set out in Section 2.2(b) above, for each financial year of the Corporation, the maximum number of common shares issuable pursuant to Options granted to a Director by virtue of his or her service as a Director in that financial year, is that number of common shares equal to 0.05% of the Outstanding Issue as at the last day of such financial year.

2.3                                 Grant of Options.  Options may be granted by the Corporation pursuant to the recommendations of the Plan Administrator.  All grants of Options shall be approved by the Board. Options granted hereunder shall be evidenced by a written stock option agreement (the “Option Agreement”) (which may be in the form of the confirmation letter annexed hereto as Schedule A) executed by the Corporation and the Participant, containing such terms and provisions as are recommended and approved from time to time by the Plan Administrator, but subject to and not more favourable than the terms of the Plan.  The Plan Administrator may from time to time require additional terms which the Plan Administrator deems necessary or advisable.  The Corporation shall execute Option Agreements upon instruction from the Plan Administrator.

2.4                                 Incentive Stock Options.  The maximum number of Shares subject to Options that may be characterized as Incentive Stock Options shall be 2,071,916 Shares. Incentive Stock Options may only be granted to Employees who are resident in the United States.  To the extent that Options designated as Incentive Stock Options become exercisable by a Participant for the first time during any calendar year for Shares having a fair market value greater than US$100,000, the portion of such Options which exceeds such amount shall not be treated as Incentive Stock Options but instead shall be treated as Non-Statutory Stock Options.  For the purposes of this Section 2.4, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the fair market value of Shares shall be determined as of the Date of Grant of the Option with respect to such Shares.  If the

Code is amended to provide for a different limitation than that set forth in this Section 2.4, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as may be required or permitted by such amendment to the Code.  If an Option is treated as a Non-Statutory Option in part by reason of the limitation set forth in this Section 2.4, the Participant may designate which portion of such Option the Participant is exercising at any given time.  In the absence of such designation, the Participant shall be deemed to have exercised the Incentive Stock Option portion of the Option first.  The Corporation shall have no liability to a Participant, or any other party, if any Option (or any part thereof) intended to be an Incentive Stock Option is not an Incentive Stock Option.

2.5                                 Restrictions.  The Plan Administrator may at the time of granting an Option or at any subsequent time impose such restrictions, if any, on issuance, voluntary disposition and release from escrow of any Options including, without limitation, permitting exercise of Options only in instalments over a period of years.

2.6                                 Exercise and Payment.  Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised.  Full payment for Shares purchased upon the exercise of an Option shall be delivered to the Corporation either by: (i) cash or by certified cheque or money order, or (ii) subject to applicable securities laws, the rules of the TSX or any stock exchange or market on which the Shares are then listed or admitted to trading, and any other requirements of the Plan Administrator, by the actual delivery or deemed delivery or assignment to the Corporation of Shares having a fair market value (as determined by the Plan Administrator) equal to the purchase price, or (iii) by such other consideration and method of payment approved by the Plan Administrator, or (iv) by any combination of the foregoing. No Shares shall be issued until full payment has been made and a Participant shall have none of the rights of a shareholder of the Corporation in respect of the Shares subject to an Option until such Shares have been taken up, paid for in full as provided above and issued to the Participant and the Participant has executed such other documents as may be required under the Plan and the Option Agreement governing the granted Option.

2.7                                 Transferability of Options.  An Incentive Stock Option shall not be assignable or transferable by any Participant and, subject to Section 2.8(a) hereof, may be exercised during the life of the Participant only by the Participant.  An Option other than an Incentive Stock Option is assignable or transferable only: (a) by will or by the laws of descent and distribution or otherwise for estate settlement purposes; or (b) with the prior written consent of the Plan Administrator and subject to such conditions as the Plan Administrator may designate, to a registered retirement savings plan (RRSP), registered retirement income fund (RRIF) or tax-free savings account (TFSA), or similar plan, fund or account that is (i) established by the individual, or (ii) under which the individual is a beneficiary.  The obligations of each Participant pursuant to the Plan and any Option shall be binding on his or her heirs, executors, administrators, successors and permitted assigns.

2.8                                 Rights in Event of Termination.

(a)                                  Death.  If a Participant who is a natural person dies while a Consultant, Officer, Director or Employee, then any Options held by the Participant that are exerciseable on the date of death shall continue to be exerciseable by the executor or the administrator of the Participant’s estate until the earlier of:  (A) the date which is one hundred and twenty (120) days after the date of the Participant’s death; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that were not exerciseable at the date of the Participant’s death shall immediately expire and be cancelled on such date.

(b)                                 Without Cause Termination/Voluntary Resignation — Officers and Employees.  Where, in the case of a Participant who is an Officer (including a Director who is also an Officer) or an

Employee, the Participant’s employment or term of office terminates by reason of:  (i) termination by the Corporation or a Related Entity without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice), or (ii) voluntary resignation by the Participant, then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(gg), (ii) or (iii), respectively) shall continue to be exerciseable by the Participant until the earlier of:  (A) the date which is thirty (30) days after such Service Termination Date; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such Service Termination Date.

(c)                                  Termination Other than by Reason of Breach of Fiduciary Duty/Termination by Voluntary Resignation — Directors.  Where, in the case of a Participant that is a Director (other than a Director who is also an Officer), the Director’s term of office terminates by reason of:  (i) termination by the Corporation or a Related Entity other than for breach of fiduciary duty; or (ii) voluntary resignation by the Participant, then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(gg), (iii) or (iv), respectively) continue to be exercisable by the Participant until the earlier of:  (A) the date which is thirty (30) days after such Service Termination Date; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such Service Termination Date.

(d)                                 Termination by Reason of Breach of Fiduciary Duty/For Cause Termination.  Where a Participant’s service to the Corporation or a Related Entity as an Officer, Director or Employee is terminated by the Corporation or a Related Entity for cause or for breach of fiduciary duty, then any Options held by the Participant, whether or not exercisable on the date of such termination, immediately expire and are cancelled on such date at a time determined by the Plan Administrator, in its sole discretion.

(e)                                  Termination of Consulting Arrangements.  Where, in the case of a Participant who is a Consultant:

(i)                                     the Participant’s consulting agreement or arrangement terminates by reason of:  (A) termination by the Corporation or a Related Entity for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Participant’s consulting agreement or arrangement), or (B) voluntary termination by the Participant, then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(gg)(v)), continue to be exercisable by the Participant until the earlier of:  (A) the date that is thirty (30) days from such Service Termination Date; and (B) the expiry date of the particular Option.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such date; and

(ii)                                  the Participant’s consulting agreement or arrangement is terminated by the Corporation or a Related Entity for breach of the consulting agreement or arrangement then any Options held by the Participant, whether or not such Options are exercisable at such Service Termination Date, immediately expire and are cancelled on such Service Termination Date at a time determined by the Plan Administrator, in its discretion.

(f)                                    Other Termination of Service.  If the Participant’s service as a Consultant, Officer, Director or Employee terminates for any reason not referred to above (including retirement or disability), then any Options held by the Participant that are exercisable at the Service Termination Date (as defined in Section 1.1(gg)(vi)) continue to be exerciseable by the Participant until the earlier of:  (A) the date which is thirty (30) days after such Service Termination Date; and (B) the date on which the particular Option otherwise expires.  Any Options held by the Participant that are not exercisable at such Service Termination Date shall immediately expire and be cancelled on such Service Termination Date.

2.9                                 Black Out Periods.  Notwithstanding the foregoing, except in the case of Incentive Stock Options, if an Option expires, terminates or is cancelled (other than an expiry, termination or cancellation pursuant to Section 2.8(d) or 2.8(e) above) within or immediately after a Black Out Period, the Participant may elect for the term of such Option to be extended to the date which is then (10) business days after the last day of the Black Out Period; provided, that, the expiration date as extended by this sub-section 2.9 will not in any event be beyond the later of: (i) December 31 of the calendar year in which the Option was otherwise due to expire; and (ii) the 15th day of the third month following the month in which the Option was otherwise due to expire.

2.10                           Liquidation or Dissolution.  In the event of the proposed dissolution, liquidation or winding-up of the Corporation, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action.

ARTICLE THREE:
MISCELLANEOUS

3.1                                 Merger, Amalgamations, Sale of Assets, Winding-Up, etc.  In the event of a Corporate Event, the Board in its sole discretion (but subject to obtaining the prior approval of the TSX if required by the rules, regulations and policies of the TSX) may, without any action or consent of the Participants, provide for: (a) the continuation or assumption of outstanding Options by or to the Acquirer; (b) the substitution of Options for options and/or shares of restricted stock and/or other securities of the Acquirer; (c) the substitution of Options with a cash incentive program of the Acquirer; (d) the acceleration of the vesting of Options to a date prior to or on the date of the Corporate Event, and the expiration of outstanding Options to the extent not timely exercised by the date of the Corporate Event or such other date as may be designated by the Board; (e) the cancellation of all or any portion of the outstanding Options by a cash payment and/or other consideration receivable by the holders of Shares of the Corporation as a result of the Corporate Event equal to the excess, if any, of the fair market value (as determined by the Board), on the date of the Corporate Event, over the exercise price of the Shares subject to the outstanding Options or portion thereof being cancelled (provided, that, for greater certainty, if the purchase price of the Options exceeds such fair market value, the Board shall have the ability to cancel such Options without any payment of consideration to the Participant); or (f) such other actions or combinations of the foregoing actions as it deems fair and reasonable in the circumstances.  Upon the occurrence of a Corporate Event, to the extent that an Acquirer has by appropriate action assumed the Corporation’s obligations under the Plan, the vesting and other rights of the Corporation under each outstanding Option and any related agreement shall inure to the benefit of the Acquirer and shall apply to the cash, securities or other property into which the Shares were converted or exchanged for pursuant to such Corporate Event in the same manner and to the same extent as they applied to the Shares subject to the Option.

3.2                                 Withholding Taxes.  The Corporation’s obligation to deliver Shares issuable on the exercise of an Option shall be subject to the Participant’s satisfaction of all applicable income, employment and non-resident withholding tax obligations.  Without limiting the generality of the foregoing, if the Corporation or any of its Related Entities determines in its sole discretion that under the requirements of applicable taxation laws or regulations of any governmental authority whatsoever it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option, the Corporation or any of its Related Entities may take any steps it considers necessary or appropriate in the circumstances to withhold in connection with any Option or other benefit under the Plan including, without limiting the generality of the foregoing:

(a)                                  requiring the Participant exercising the Option to pay the Corporation or any of its Related Entities, in addition to any in the same manner as the exercise price for the Option Shares, such amount as the Corporation or its Related Entity is obliged to remit to such taxing authority in respect of the exercise of the Option, with any such additional payment, in any event, being due no later than the date as of which any amount with respect to the Option exercised first becomes included in the gross income of the Participant for tax purposes;

(b)                                 issuing the Option Shares to an agent on behalf of the Participant and directing the agent to sell a sufficient number of the Option Shares on behalf of the Participant to satisfy the amount of any such withholding obligation, with the agent paying the proceeds of any such sale to the Corporation or any of its Related Entities for this purpose; or

(c)                                  to the extent permitted by law, deducting the amount of any such withholding obligation from any payment of any kind otherwise due to the Participant.

3.3                                 Amendment or Discontinuation.  Subject to Section 1.5 above, the Plan may be amended, altered or discontinued by the Board at any time, subject to obtaining: (i) any necessary approval of any applicable regulatory authority including, without limitation, the TSX if the Shares are listed on the TSX or any other stock exchange or market on which the Shares are then listed or admitted to trading; and (ii) if required by the rules of the TSX if the Shares are listed on the TSX, the approval of the shareholders of the Company in accordance with the rules, regulations and policies of the TSX at a duly constituted meeting of shareholders, or such other shareholder approval as may be required by the rules of any other stock exchange or market on which the Shares are then listed or admitted to trading (“Shareholder Approval”).  Notwithstanding the foregoing, the following amendments to the Plan may be made by the Board without Shareholder Approval:

(a)                                  amendments of a technical, clerical or “housekeeping” nature, or to clarify any provision of the Plan, including without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)                                 suspension or termination of the Plan;

(c)                                  amendments to respond to changes in legislation, regulations, instruments (including NI 45-106), stock exchange rules (including the rules, regulations and policies of the TSX or NASDAQ) or accounting or auditing requirements;

(d)                                 amendments respecting administration of the Plan;

(e)                                  any amendment to the definition of “Consultant”, “Officer”, “Director” or “Employee” or otherwise relating to the eligibility of any service provider of the Corporation or a Related Entity to receive a Option;

(f)                                    changes to the vesting provisions for any outstanding Option, except with respect to Options held by any Insider;

(g)                                 amendments to termination provisions of the Plan or any outstanding Option, provided no such amendment may result in an extension of any outstanding Option held by an insider beyond its original expiry date;

(h)                                 adjustments to reflect stock dividends, stock splits, reverse stock splits, share combinations or other alterations of the capital stock of the Corporation;

(i)                                     amendments to permit Options granted under the Plan to be transferable or assignable for estate settlement purposes;

(j)                                     amendments necessary to qualify any or all Incentive Stock Options for such favourable federal income tax treatment (including deferral of taxation upon exercise) as may be afforded incentive stock options under Section 422 of the Code; and

(k)                                  any other amendment, whether fundamental or otherwise, not requiring shareholder approval under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

The approval of the shareholders of the Company at a duly constituted meeting of shareholders will be required for the following types of amendments:

(i)                                     amendments to the number of Shares issuable under the Plan, including an increase to a maximum percentage of Shares or a change from a maximum percentage of Shares to a fixed maximum number;

(ii)                                  amendments to the limitations on grants of Options to Non-Executive Directors in Section 2.2(b) of the Plan;

(iii)                               amendments (a) reducing the exercise price or purchase price of an Option (which for such purpose shall include a cancellation of outstanding Options and contemporaneous re-grant of Options having a lower exercise price or purchase price), or (b) extending the term of an Option;

(iv)                              amendments to permit Options to be transferable or assignable other than for estate settlement purposes;

(v)                                 amendments to this Section 3.3; and

(vi)                              amendments required to be approved by shareholders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

In the event of any conflict between subsections (a) to (k) and subsections (i) to (vi), above, the latter shall prevail to the extent of any conflict.

3.4                                 Employment.  The Plan and any Option granted under the Plan do not confer upon the Participant any right to be employed or engaged or to continued employment or engagement by the Corporation or any Related Entity.

3.5                                 No Right to be Granted an Option.  Nothing in the Plan shall be construed so as to give any Consultant, Director, Officer or Employee any right to receive an Option.

3.6                                 No Obligation to Exercise Option.  The granting of an Option pursuant to the Plan shall not impose any obligation upon the Participant to exercise such Option.

3.7                                 Regulatory Requirements.  While the Plan is intended to satisfy SEC Rule 701 and NI 45-106, Options may be made under the Plan in reliance upon other securities law exemptions, as applicable, and to the extent another exemption is relied upon, the terms of the Plan which are required only because of SEC Rule 701 or NI 45-106, as applicable, need not apply.  The Corporation’s obligation to issue and deliver Shares pursuant to any Option is subject to the availability, on terms and conditions reasonably satisfactory to the Corporation, of an exemption from prospectus and registration requirements in respect of the issuance, sale and delivery of such Shares under applicable securities and “blue sky” laws.

3.8                                 Gender and Number.  Words importing gender shall include the masculine, feminine and neuter genders.  Words importing the singular include the plural and vice versa.

3.9                                 Governing Law.  The Plan shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, with regard to the conflict of laws principles of such jurisdiction.

SCHEDULE A

TO THE STOCK OPTION PLAN

[LETTERHEAD OF DRAGONWAVE INC.]

PERSONAL AND CONFIDENTIAL

[Address of Participant]

Dear [Name of Participant];

I am pleased to advise that you have been granted an option (the “Option”) to purchase Common Shares of DragonWave Inc. (“Dragonwave”) under the Fifth Amended and Restated Key Employee Stock Option Plan (the “Plan”).  This letter sets forth the terms and conditions of the Option, which are as follows:

Number of Common Shares subject to the Option:	[ ] (the “Optioned Shares”)

Date of Grant:	[ ]

Vesting Start Date:	[ ]

Exercise price (per share):	[ ]

Date approved by the Board:	[ ]

Vesting:

Twenty-five percent (25%) of the Optioned Shares shall vest on the one-year anniversary of the Vesting Start Date, and thereafter, 1/36th of the remaining Optioned Shares shall vest at the end each month, such that all Optioned Shares shall be vested on that date which is four (4) years after the Vesting Start Date.

Exercise:	The Option shall only be exercisable with respect to vested Optioned Shares.

Expiry Date:	[ ]

Type of Option (U.S. Employees only):	☐ Incentive Stock Option ☐ Non-Statutory Stock Option

The Option shall be subject in all respects to the terms and conditions of the Plan, a copy of which is attached, as the same may be amended from time to time.  We encourage you to review the Plan in detail.

As a condition to the grant of your Option, you are required to indicate your agreement to comply with the terms and conditions of the Plan by signing the acknowledgement at the foot of this letter.  Please return one original signed copy of this letter to DragonWave, and retain a second copy, together with the Plan, for your files.

The Option is intended to provide you with an opportunity to share in the potential future growth of DragonWave.  It recognizes your value to DragonWave and the significant impact that your ideas, enthusiasm and hard work will have in making DragonWave a success.

It is through working together as a team that we can make DragonWave a leader in our field.

Yours very truly,

DRAGONWAVE INC.

By:
Name:
Title:

I understand and agree that my Option is subject in all respects to the terms and conditions of the Plan, as the same may be amended from time to time. I have read, understood and agree to comply with the Plan.

[Name of Participant]	Address

Witness